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                                                                    Exhibit 99.1


Carney Duntsch                                            Jonathan M. Nugent
Investor and Media Relations                              Kathy L. Nugent Ph. D.
GTx, Inc.                                                 Burns McClellan Inc.
901-523-9700 ext. 170                                     212-213-0006


                     GTx, Inc. Announces the Appointment of
                  Timothy R. G. Sear to its Board of Directors

Memphis, Tenn.--October 7, 2004--GTx, Inc., (Nasdaq: GTXI) a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics primarily related to the treatment of serious men's health conditions today announced the appointment of Mr. Timothy R.G. Sear to its Board of Directors. Mr. Sear currently serves as Chairman of Alcon, Inc., having retired from the offices of President and Chief Executive Officer on September 30, 2004.

"We are pleased to welcome Mr. Sear to our board of directors," said Mitchell Steiner, M.D., CEO of GTx. "Mr. Sear brings to GTx his strong experience in pharma industry specific product development, commercialization and sales. We look forward to benefiting from his business and financial background, as well as his commercial experience in building a company focused on a niche area in the global therapeutic healthcare industry."

During his long tenure at Alcon, revenues increased by more than a hundred times from $30 million to over $3.4 billion, almost entirely derived from a single international specialty market in ophthamology. Prior to his current role, Mr. Sear served as Executive Vice President for U.S. Operations from 1996 through 1997 and also as Executive Vice President for Alcon's International Division from 1988 to 1996. Earlier in his career Mr. Sear managed international assignments in Africa, the Far East and Australia for Mead Johnson, a division of Bristol Myers. Tim Sear is a graduate of Manchester University in the UK, Copenhagen University, Denmark and received an MBA in International Business from Indiana University. He is also a graduate of Harvard University's Advanced Management Program.

ABOUT GTX
GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics primarily related to the treatment of serious men's health conditions. GTx's drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens. GTx currently has two product candidates that are in human clinical trials. The company is developing ACAPODENE(TM), its most advanced product candidate, through clinical trials for two separate indications: (1) a planned pivotal Phase III clinical trial for the reduction in the incidence of prostate cancer in high risk men .(2) a pivotal Phase III clinical trial for the treatment of serious side effects of advanced prostate cancer therapy. GTx is developing its second product candidate, andarine, and other specified backup compounds, with its partner, Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson. It is currently anticipated that andarine will be entering a planned Phase II clinical trial later this year or in early 2005. GTx retains all rights to the discovery, development, and commercialization of the rest of its SARM program including its other specific product candidates ostarine, prostarine and andromustine.



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Forward-Looking Statement
This press release contains forward-looking statements, including, without limitation, statements related to GTx's current and anticipated clinical trials and research and development programs. These forward-looking statements are based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that neither GTx nor its partner will be able to commercialize its product candidates if preclinical studies do not produce successful results or clinical trials do not demonstrate safety and efficacy in humans; if third parties do not manufacture the Company's product candidates in sufficient quantities and at an acceptable cost, clinical development and commercialization of its product candidates would be delayed; use of third-party manufacturers may increase the risk that the Company will not have adequate supplies of its product candidates; if third parties on whom the Company relies do not perform as contractually required or expected, the Company may not be able to obtain regulatory approval for or commercialize its product candidates; the Company is dependent upon collaborative arrangements to complete the development and commercialization of some of its product candidates, and these collaborative arrangements may place the development of its product candidates outside its control, may require it to relinquish important rights or may otherwise be on terms unfavorable to the Company; and if the Company is not able to obtain required regulatory approvals, the Company will not be able to commercialize its product candidates. The annual report filed on Form 10-K with the U.S. Securities and Exchange Commission on March 26, 2004 contains under the heading "Additional Factors That Might Affect Future Results" a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.